Exhibit 10.7.1

SECOND AMENDMENT TO OFFICE LEASE

This Amendment dated September 16, 2003, is by and between Trizec Realty, Inc., a California corporation (“Landlord”, and successor in interest to Landmark Square Associates, L.P. and Stevens Creek Associates), and First Consulting Group, Inc., a Delaware corporation (“Tenant”).

BACKGROUND

A.            Landlord and Tenant are parties to a Lease dated October 3, 1996 (as amended by that First Amendment to Office Lease dated November 11, 1998) concerning Suites 400, 1000, 1075 and 1550, located at Landmark Square, 111 West Ocean Boulevard, Long Beach, California.

B.            Tenant desires to renew this Lease for a portion of the existing Premises, and each party agrees to do so on the following terms.

AGREEMENT

ADDENDUM TO ARTICLE 1 – REAL PROPERTY, BUILDING AND PREMISES

1.4           Effective February 1, 2004, the Premises will be Suite 400, only, deemed to consist of approximately 16,751 usable square feet and 18,408 rentable square feet.

1.5           If Landlord does not enter into direct leases with the existing subtenants collectively occupying Suite 1550, then Tenant will tender any portion of Suite 1550 that Landlord does not so lease to Landlord on or before January 31, 2004, in the condition required under Article 15.  If Landlord enters into direct leases with the existing subtenants collectively occupying Suite 1550 for a term commencing February 1, 2004, Tenant’s legal right to possess Suite 1550 shall end January 31, 2004, and Tenant shall have no obligation to take any action to tender Suite 1550 to Landlord, or any make any improvements, repairs or corrections to Suite 1550 that may be otherwise required under Article 15.

1.6           Section 1.2, Verification of Rentable Square Feet of Premises and Building, and Section 1.3, Right of First Refusal/Right of First Offer, are each deleted and will be of no further force or effect.

ADDENDUM TO ARTICLE 2 – LEASE TERM

2.4           The Lease Term is extended by 61 months commencing February 1, 2004, and the Lease Expiration Date is amended to be February 28, 2009.  This extended term from February 1, 2004 to February 28, 2009 is referred to herein as the “First Renewal Term.”

2.5           Article 2.2, Option Terms, is deleted and will be of no further force or effect.

2.6           Option to Terminate.  Tenant may terminate this Lease on the Early Termination Date (defined below), on the following terms:

(a)                                  Certain terms used in this Option are defined as follows:

(1)                                  “Early Termination Date” means February 28, 2007.

(2)                                  “Termination Exercise Date” means Landlord’s close of business on June 30, 2006.

(3)                                  “Termination Fee” means $342,639.83.

(b)                                 This Option is personal to Tenant and may only be exercised by the Tenant defined in this Amendment or a successor of Tenant under §14.5 of the Lease by giving Landlord written notice of the unconditional exercise of this Option by the Termination Exercise Date.  Tenant’s notice of exercise of this Option must be accompanied by the Termination Fee payable to Landlord.

(c)                                  Tenant’s notice of exercise of this Option will be deemed void and this Lease will continue as if Tenant never exercised this Option if either:

(1)                                  Tenant fails to pay the Termination Fee when due; or

(2)                                  Tenant is in material default of this Lease on or after the Termination Exercise Date, with all applicable notices having been given and cure periods having expired.

(d)                                 Tenant’s exercise of this Option will be documented in an amendment to this Lease prepared by Landlord and to be executed and delivered by each party; however, completion of this amendment is not a condition of the effectiveness of this Option.

2.7           Option to Renew.  Tenant may renew this Lease for the Second Renewal Term (defined below) with respect to the entire Premises leased by Tenant as of the end of the First Renewal Term on the following terms and conditions:

(a)                                  Certain terms used in this Option are defined as follows:

(1)                                  “Second Renewal Term” means 1 additional term of 60 months, from March 1, 2009 to February 28, 2014.

(2)                                  “Renewal Exercise Date” means Landlord’s close of business on February 29, 2008.

(3)                                  “Renewal Rent” means 95% of the “Fair Market Rent” (defined below), in which:

(A)                              The Base Year for the Second Renewal Term is the calendar year 2009; and

(B)                                The “Market Area” means real property fronting Ocean Boulevard in Downtown Long Beach, located to the west of Elm Avenue.

(4)                                  “Arbitration Date” means July 31, 2008.

(b)                                 This Option is personal to Tenant and may only be exercised by the Tenant defined in this Amendment or a successor of Tenant under §14.5 of the Lease by giving Landlord written notice the unconditional exercise of this Option by the Renewal Exercise Date.  Tenant’s (or the Permitted Transferee’s) exercise of this Option will not be valid if Tenant (or the Permitted Transferee’s) is then in material monetary default of this Lease, with all applicable notices having been given and cure periods having expired.

(c)                                  If this Option is exercised according to (b), then the Term of this Lease will be extended by the Second Renewal Term and Tenant will continue in the Premises on the same terms, except that the Base Rent and Base Year for the Second Renewal Term will be the Renewal Rent.

(d)                                 “Fair Market Rent” means the Base Rent that landlords of comparable high-rise office properties located in the Market Area of a comparable size and age, and with comparable amenities (“Comparable Buildings”) will accept from new or renewing tenants of comparable credit-worthiness, unaffiliated with Landlord, for a comparable amount of improved space, for a comparable use for a comparable term with a commencement date within 6 months before or after the commencement of the Second Renewal Term.

(e)                                  Landlord and Tenant will negotiate the Fair Market Rent for the Second Renewal Term in good faith by the exchange of written proposals.  Landlord will initiate this exchange by giving Tenant a written proposal not later than 10 business days after the Renewal Exercise Date.  If the parties do not agree upon the Fair Market Rent by the Arbitration Date, then the parties will proceed as follows:

(1)                                  “Final Offer” means the last written proposal for the Fair Market Rent submitted by each party to the other before the Arbitration Date.  Either party may accept the other’s Final Offer within 10 days after the Arbitration Date.  If both offers are accepted, then the higher Final Offer, as selected by Landlord, will be the Base Rent.

(2)                                  If neither Final Offer is accepted, then Tenant and Landlord shall each appoint 1 arbitrator within 15 days after the Arbitration Date.  These 2 arbitrators will jointly appoint a 3rd arbitrator.  Each arbitrator must be a licensed real estate professional that is active over the 5 year period immediately prior to the date of such appointment in the leasing of office space in the Market Area, and that is not then representing or adverse to either party in any transaction or proposed transaction, or have any other relationship to either party that would reasonably be considered to be a conflict of interest.  If the 2 arbitrators cannot agree on a 3rd arbitrator, the 3rd arbitrator may be appointed by application to the American Arbitration Association by either party.

(3)                                  On a schedule established by the agreement of a majority of the arbitrators (considering the deadline for decision in (5), below), each party may present in writing evidence of comparable transactions to each arbitrator and the other party, and each party shall have a reasonable opportunity to comment in writing on the other party’s submitted evidence transactions.

(4)                                  In comparing transactions, appropriate adjustments shall be made and consideration given to:  differences in the method of measuring the area of the premises, the ratio of rentable to usable square area, if rent is based upon usable or rentable area; if additional rent is payable (and if increases in additional rent for operating expenses or taxes are determined on a net or gross basis and, if gross, whether increases are determined using a base year or a base dollar amount expense stop); if the premises have been or are obligated to be improved; if a brokerage commission is payable; and, any other customary economic provision.

(5)                                  The determination of the arbitrators is limited solely to whether Landlord’s or Tenant’s Final Offer best represents the Fair Market Rent for the Premises.  The arbitrators may not issue any decision other than the selection of either Landlord’s or Tenant’s Final Offer.  Each arbitrator will render its decision in writing within 60 days after the Arbitration Date.  The concurrence of any 2 of the 3 arbitrators is binding on Landlord and Tenant, absent a showing of fraud by either party or lack of qualification by a concurring arbitrator.

(6)                                  Each party will bear the fees of the arbitrator chosen by that party.  The party that submits the Final Offer that is not selected by the arbitrators will pay the fees of the 3rd arbitrator.

(f)                                    Tenant’s exercise of this Option will be documented in an amendment to this Lease prepared by Landlord and to be executed and delivered by each party; however, completion of this amendment is not a condition of the effectiveness of this Option.

ADDENDUM TO ARTICLE 3 – BASE RENT

3.3           Notwithstanding anything to the contrary contained in the Lease, effective October 1, 2003, Tenant’s Base Rent for Suite 400, only, is amended to be $425,224.90, annually, payable in equal monthly installments of $35,435.40.

3.4           Tenant’s Base Rent for Suite 400 for the First Renewal Term is:

Period	Annual Base Rent	Monthly Base Rent
February 1, 2004 – July 31, 2005	$430,747.20	$35,895.60
August 1, 2005 – January 31, 2007	$452,836.80	$37,736.40
February 1, 2007 – February 28, 2009	$463,881.60	$38,656.80

Notwithstanding the above, Tenant will be excused from the payment of 100% of the Monthly Base Rent for the 1st, 13th, 25th and 37th months of the First Renewal Term and 50% of the Monthly Base Rent for the 61st month of the First Renewal Term (the “Excused Rent”); however, if Tenant is in default of this Lease after notice and failure to cure, Tenant will not be entitled to any future Excused Rent.

ADDENDUM TO ARTICLE 4 –ADDITIONAL RENT

4.8           Tenant is excused from the payment of Additional Rent for Suite 400, only, from October 1, 2003 to January 31, 2004.

4.9           Tenant’s Share for the First Renewal Term is 4.38%.  Tenant’s Base Year for the First Renewal Term is the calendar year 2004.

ADDENDUM TO ARTICLE 8 –ADDITIONS AND ALTERATIONS

8.6           Tenant shall continue in the Premises (as redefined) in their “as is” condition and Landlord shall not be required to make any improvements to the Premises in consideration of this Amendment; however, Landlord shall provide Tenant with a “Tenant Improvement Allowance” in the amount of $165,672.00 for Tenant Improvements (including Landlord’s Work) to the Premises, all to be made in accordance with the Work Letter attached to the Lease as Exhibit B.  Notwithstanding anything to the contrary contained in Exhibit B, if any Tenant Improvement Allowance remains unused as of October 31, 2004, then the lesser of (a) the then unused portion of the Tenant Improvement Allowance, or (b) $55,224.00 will be applied toward Tenant’s obligation to pay monthly Base Rent for November 1, 2004 (and monthly Base Rent due thereafter, until exhausted); and, any unused Tenant Improvement Allowance exceeding $55,224.00 will be deemed forfeited.  Out of the Tenant Improvement Allowance, Tenant shall pay to Landlord a supervision fee in the amount of 2% of the cost of the improvements performed using the Tenant Improvement Allowance (but, the supervision fee shall not apply to any Tenant Improvement Allowance applied against Base Rent under this §8.6).

ADDENDUM TO ARTICLE 23 –SIGNS

23.6         Tenant shall have the right to continue to maintain Tenant’s existing Sign on the monument sign at the Ocean Boulevard entrance to the Building for the First Renewal Term.

ADDENDUM TO ARTICLE 28 –PARKING

28.3         Tenant’s Parking Pass Ratio for the First Renewal Term (and Second Renewal Term, if Tenant exercises its Option to Renew under §2.7) shall remain 4 unreserved passes for each 1,000 rentable square feet of the Premises (which is 74 passes for the Premises described in §1.4, above).  Notwithstanding anything to the contrary contained in Article 28, throughout the First Renewal Term (and Second Renewal Term, if Tenant exercises its Option to Renew under §2.7), Tenant shall purchase monthly parking passes in an amount not less than 2 unreserved passes for each 1,000 rentable square feet of the Premises (which is 37 passes for the Premises described in §1.4, above).

28.4         Notwithstanding anything to the contrary contained herein, up to 6 monthly passes out of the total passes allotted under Tenant’s Parking Pass Ratio may be in the reserved mode.

28.5         The parking rates for the First Renewal Term applicable to the passes purchased by Tenant (up to the amount allotted under Tenant’s Parking Pass Ratio) shall be as follows:

Period	Monthly Rate per Pass for Unreserved Parking	Monthly Rate per Pass for Reserved Parking
February 1, 2004 – January 31, 2005	$48.00	$78.00
February 1, 2005 – January 31, 2006	$52.00	$84.50
February 1, 2006 – January 31, 2007	$56.00	$91.00
February 1, 2007 – January 31, 2008	$60.00	$97.50
February 1, 2008 – January 31, 2009	$64.00	$104.00

The foregoing rates do not include any taxes or other government fees that may imposed on the parking fees payable by Tenant, which may be separately collected by Landlord.

28.6         The rates applicable to Tenant for the Second Renewal Term shall be Landlord’s scheduled rates for each mode of monthly parking, as established by Landlord from time to time.

28.7         For the First Renewal Term, Tenant shall continue to have the right to purchase up to $20,000.00 of visitor parking validations at a 25% discount off Landlord’s scheduled rates for validations, as established by Landlord from time to time.

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REAFFIRMATION OF LEASE

Each term of this Lease not modified by this Amendment is reaffirmed by each party, and will remain unchanged and in full force and effect.  Each capitalized term not defined in this Amendment has the same meaning as in the Lease.

LANDLORD AND TENANT EXECUTE THIS AMENDMENT AS FOLLOWS.

FIRST CONSULTING GROUP, INC.	TRIZEC REALTY, INC.

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